Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the proxy statement/consent solicitation statement/prospectus constituting a part of this Registration Statement of our report dated April 12, 2024, relating to the consolidated financial statements of Innventure LLC (the Company), which is contained in that proxy statement/consent solicitation statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/consent solicitation statement/prospectus.

/s/ BDO USA, P.C.

Raleigh, North Carolina
September 6, 2024